UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 2, 2015

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

For several months, the Board of Governors (the “Board”) of Twin Cities Power Holdings, LLC (the “Company”) has been exploring ways to substantially reduce the Company’s exposure to the potential of a new set of fees that the Federal Energy Regulatory Commission may seek to impose on traders in the PJM up-to-congestion market, taking note of the facts that volume has decreased substantially and a number of companies have exited the market. As a result, the Board determined that it was in the best interests of the Company to sell its subsidiary, Twin Cities Power, LLC and its subsidiary Summit Energy, LLC (collectively, “TCP”). These companies house virtually all of the Company’s up-to-congestion traders. Accordingly, on June 1, 2015, the Company entered into that certain Equity Interest Purchase Agreement (the “Agreement’) with Angell Energy, LLC (“Angell”), a Texas company, whereby the Company sold to Angell 100% of the outstanding equity interests in TCP for a purchase price of $20,740,704, paid with cash of $500,000 cash and a secured promissory note payable in 12 quarterly installments of $1,855,668 each (the “TCP Purchase Note”). The Company and Angell also entered into a Security and Guarantee Agreement, a Software License, and an Administrative Services Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information described in Item 1.01 of this Current Report on Form 8-K, is incorporated into this Item 2.01 by reference.

The information described in Item 5.07 of this Current Report on Form 8-K, is incorporated into this Item 2.01 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 27, 2015 at a special meeting of the Board of Governors (the “Board”), management recommended, and the Board approved, a plan to restructure the Company (the “Restructuring” or the “Plan”) with the goal of spinning out the Company’s volatile and unpredictable wholesale energy trading businesses and recasting the Company as a retail energy and financial services business. The Board determined that these less volatile businesses were more likely to have ready access to the broader capital markets.

The first step in the Plan was the creation of three new first tier, and three new second tier, subsidiaries of the Company. The first tier subsidiaries are Aspirity Energy, LLC (“Energy”), Aspirity Financial, LLC (“Financial”), and Krieger Enterprises, LLC (“Krieger”). The second tier subsidiaries are first tier subsidiaries of Energy which will conduct a retail energy business in different areas of the U.S. - Aspirity Energy Northeast, LLC, Aspirity Energy Mid-States, LLC, and Aspirity Energy South, LLC, respectively.

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The second step in the Restructuring is to transfer the ownership of Cygnus Partners, LLC, Chesapeake Trading Group, LLC, Retail Energy Holdings, LLC, Cyclone Partners, LLC, Apollo Energy Services, LLC, other non-Aspirity subsidiaries, and certain other assets of the Company (the “Existing Businesses”) to Krieger.

The third step, which is subject to a vote of approval of a one-time waiver by holders of a majority of principal amount of the Company’s Renewable Unsecured Subordinated Notes (each, a “Noteholder” and the “Subordinated Notes”, respectively), is to transfer 100% of the equity of Krieger, constituting all of the Existing Businesses, to Timothy S. Krieger, the Company’s 99.50% owner and current Chief Executive Officer and Summer Enterprises, LLC (the Company’s 0.50% owner), for consideration that will include a promissory note of $21,914,968.35, the principal amount of the outstanding Subordinated Notes as of the Record Date (the “Krieger Purchase Note”).

One of the purposes of the Krieger Purchase Note is to ensure that the cash flows generated by the Existing Businesses will continue to be used to pay interest and principal on the Subordinated Notes. In addition, the loan agreement governing the Krieger Purchase Note will contain customary protective provisions for the lender, Financial, which are indirectly expected to accrue to the benefit of the Noteholders. In other words, even though the Company will no longer own them, the cash flows of the Existing Businesses will continue to support the Subordinated Notes. No provisions of the outstanding Subordinated Notes will change in any way, the Company will remain a SEC reporting company, and it will continue to sell new Subordinated Notes.

The Plan was submitted to the Company’s Noteholders on June 2, 2015. The solicitation concludes on June 26, 2015. Assuming the requisite consent is obtained, on or about June 30, 2015, the Company will transfer the Existing Businesses to Krieger, change its corporate form to that of a corporation electing Subchapter C income tax status, change its name to Aspirity Corporation, and operate through Financial and Energy.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

22.1	Form of Noteholder Solicitation Cover Letter dated June 2, 2015.

22.2	Frequently Asked Questions dated June 2, 2015.

22.3	Solicitation of Votes from Holders of the Renewable Unsecured Subordinated Notes of Twin Cities Power Holdings, LLC dated June 2, 2015.

22.4	Form of Ballot dated June 2, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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